Exhibit 10.4

LICENSING AGREEMENT

This Licensing Agreement (“Agreement”) is made and entered into as of 7 October 2024 (the “Effective Date”) by and between:

1.	Voltage X Innovations Limited, a company incorporated under the laws of Seychelles, having its registered office at Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahe, Republic of Seychelles and company registration number 241929, including its subsidiaries (hereinafter referred to as “Party A”);

and

2.	Somin Pte. Ltd., a company incorporated under the laws of Singapore, having its registered office at #01-05, 221 Henderson Road, Singapore, 159557, and company registration number 201721105K (hereinafter referred to as “Party B”).

WHEREAS:

1.	Party B is the owner and developer of certain proprietary AI-based systems for social media marketing, including but not limited to VXAds and VXMonitor (“Licensed Products”).

2.	Party A wishes to obtain a non-exclusive license from Party B to use and commercialize the Licensed Products under the brand name “Voltage X” for its clients globally, subject to the terms and conditions set out in this Agreement.

3.	Party A’s parent company, Voltage X Limited, a company incorporated under the laws of the Cayman Islands with company registration number ET-410576 (hereinafter referred to as “Party C”), may undergo an initial public offering (“IPO”) on the Nasdaq Capital Markets, after which additional licensing rights may be granted to Party A under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

1. Grant of License

1.1. Initial License: Party B hereby grants to Party A a non-exclusive, non-transferable, worldwide license to utilize, market, and commercialize the Licensed Products, including VXAds and VXMonitor, under Party A’s name or its brand name, “Voltage X,” for a period of three (3) years from the Effective Date (“Initial License Term”).

1.3. Initial License Fee: Party A agrees to pay a USD$25,000.00 for the licensing arrangements in this Agreement.

1.2. Second License Phase: In the event Party C completes an IPO on the Nasdaq Capital Markets and subject to the conversion of a Convertible Bond executed between Party C and Kehpitalist Private Limited (UEN number 201611020E) representing the shareholders of Party B dated 7 October 2024 and the associated deliverables, Party B agrees to provide to Party A a non-exclusive license to use the latest algorithms and developments of the Licensed Products (“Platform Updates”).

2. Scope of Use

2.1. During the Initial License Term, Party A shall have the right to market, sell, and distribute the Licensed Products globally to any clients and through any channels at its sole discretion.

2.2. Party A agrees to use the Licensed Products only for lawful purposes and in compliance with all applicable laws and regulations.

3. Revenue Sharing

3.1. Party A shall pay to Party B the following percentages of net sales received by Party A for the services rendered using the Licensed Products:

●	VXAds: 50.0% of net sales.

●	VXMonitor: 40.0% of net sales.

3.2. “Net sales” shall mean the gross amount billed or received by Party A for the sale or licensing of the Licensed Products, less any refunds, chargebacks, discounts, taxes, or other agreed deductions.

3.3. Payments of revenue shares shall be made on a quarterly basis within thirty (30) days following the end of each calendar quarter, accompanied by a statement detailing the revenue earned and deductions applied.

3.4 Party A hereby agrees not to distribute the products at prices lower than ninety percent (90%) of the cost specified by Party B in its designated resource (the “Minimum Distribution Price”), accessible via the following website: https://calculator.somin.ai.

3.5 Party B reserves the right, at its sole discretion, to modify the Minimum Distribution Price, provided that Party B gives Party A a thirty (30) day prior written notice of any such change.

4. Support and Maintenance

4.1. Party B agrees to provide ongoing technical and training support to Party A to ensure the continued functionality and maintenance of the Licensed Products during the term of this Agreement.

4.2. Party A agrees to make reasonable efforts to provide operational support to its clients to ensure the quality of the service provided based on the specified capabilities of the product.

4.3. Party B shall make reasonable efforts to update and upgrade the Licensed Products as necessary and provide Party A with all relevant updates in a timely manner.

5. Representations and Warranties

5.1. Representations and Warranties of Party B:

●	Party B is a company duly incorporated, validly existing, and in good standing under the laws of Singapore.

●	Party B has the full legal right, power, and authority to grant the licenses under this Agreement.

●	The Licensed Products are the sole property of Party B and do not infringe on any third-party intellectual property rights.

●	Party B will provide technical support and software updates in accordance with industry standards.

5.2. Representations and Warranties of Party A:

●	Party A is a company duly incorporated, validly existing, and in good standing under the laws of Seychelles.

●	Party A has the full legal right, power, and authority to enter into this Agreement and perform its obligations hereunder.

●	Party A will use the Licensed Products only as permitted by this Agreement and in accordance with applicable laws.

6. Second License Phase - Transfer of Algorithms

6.1. Upon Party C completing its IPO and subject to the conversion of the Convertible Bond between Party C and Kehpitalist PTE. LTD (UEN 201611020E) representing the shareholders of Party B dated 7 October 2024, Party B agrees to continue to deliver Platform Updates the products and the underlying algorithms to their latest versions thought the duration of this agreement.

7. Term and Termination

7.1. This Agreement shall commence on the Effective Date and continue for three (3) years unless earlier terminated by either party in accordance with this Section 7.

7.2. Either party may terminate this Agreement if the other party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof.

7.3. Upon termination or expiration of this Agreement, Party A shall immediately cease all use of the Licensed Products, except as may be agreed in writing between the parties.

8. Confidentiality

8.1. Each party agrees to maintain the confidentiality of all proprietary information, including but not limited to source code, algorithms, technical specifications, business methods, and any other trade secrets related to the Licensed Products (“Confidential Information”), received from the other party. Confidential Information shall be used solely for the purpose of performing obligations under this Agreement and shall not be disclosed to any third party without prior written consent from the disclosing party.”

8.2 Restrictive Use of Proprietary Information: Party A agrees that all proprietary information, including but not limited to the Licensed Products, related software, algorithms, and updates, shall only be used internally for the purposes defined in this Agreement and shall not be modified, reverse-engineered, reproduced, or disclosed to third parties without Party B’s prior written approval. Party A further agrees not to integrate or embed any part of the Licensed Products into other products, solutions, or systems for resale or commercialization outside of the specified scope of this Agreement.

8.3 Data Security and Access Control: Party A shall implement and maintain stringent data security measures to prevent unauthorized access, disclosure, or use of Party B’s proprietary information. Party A will restrict access to the Licensed Products and related Confidential Information to only those employees or subcontractors who have a need to know for the purposes of this Agreement and who have signed confidentiality agreements with terms at least as protective as those contained herein.

8.4 Audit Rights for Proprietary Information Compliance: Party B reserves the right, upon reasonable notice and during normal business hours, to audit Party A’s compliance with the confidentiality and use restrictions set forth in this Agreement, including inspection of data handling practices and access logs, to ensure the protection of Party B’s proprietary information. Party A shall promptly remedy any compliance issues identified during such audits.

8.5 Return and Destruction of Proprietary Information: Upon termination or expiration of this Agreement, Party A shall promptly return or certify in writing the destruction of all copies of the Licensed Products, source code, documentation, and any other proprietary information of Party B in its possession, except as may be required to comply with applicable legal or regulatory requirements.

9. Governing Law and Dispute Resolution

9.1. This Agreement shall be governed by and construed in accordance with the laws of Singapore.

9.2. Any disputes arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration in Singapore under the Singapore International Arbitration Centre (SIAC) rules.

10. Miscellaneous

10.1. Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings or agreements, whether written or oral, with respect to its subject matter.

10.2. Amendments: No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties.

10.3. Assignment: Neither party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party.

10.4. Notices: Any notice required or permitted to be given under this Agreement shall be in writing and sent to the respective party at the address set forth above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

For and on behalf of

Voltage X Innovations Limited

(Party A)

/s/ Mr. Lun Tak Po
Mr. Lun Tak Po

For and on behalf of

Somin Pte. Ltd.

(Party B)

/s/ Prof. Aleks Farseev
Prof. Aleks Farseev

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